                                 EXHIBIT 99.1

     Rica Foods Identifies Breaches under Credit Agreement with PacLife; New Interim CFO To Be Appointed

     MIAMI--December 28, 2001--Rica Foods, Inc. (AMEX: RCF) announced today its belief that the Company may have not met several negative covenants contained in an amended and restated note purchase agreement, dated January 16, 2001 (the "Credit Agreement"), between Rica and Pacific Life Insurance Company ("PacLife"). These violations are of a "technical" nature, in that they do not involve the failure to pay any sums due to PacLife under the Credit Agreement. The Company is current on all payments due to be paid to PacLife, as well as all other payments currently due to be paid to other third party creditors of the Company. In addition, the Company expects to make the next timely required payment under the Credit Agreement in the amount of approximately U.S.$4.9 million during the first half of January 2002. This will reduce the principal amount outstanding under the Credit Agreement to U.S.$12 million, from the original amount borrowed of U.S.$20 million.

     During the quarterly periods ended December 31, 2000, March 31, 2001, June 30, 2001, the Company believes it exceeded permissible debt-to-earnings ratios prescribed in the Credit Agreement. "These violations were due in part to the adverse economic conditions that have affected Costa Rica throughout 2001, as well as a decrease in the Company's net income resulting from the lowering of sales prices for certain key products. However, the Company believes that the capital expenditures done in such periods are expected to boost positive results, and expects to be in compliance with this covenant as of the fiscal year ended September 30, 2001" explained Mrs. Monica Chaves, Board member of the Company.

     In addition, the Company believes it did not comply with certain restrictions in the Credit Agreement on the granting of collateral to third party creditors by its subsidiaries. This collateral was granted for the purpose of obtaining loans to finance capital expenditures, and was granted consistent with common and traditional procedure to obtain loans in the Costa Rican financial market. These expenditures were incurred for the subsidiaries' continued growth. The Company expects to significantly reduce this collateral/EBITDA ratio during the second quarter of fiscal 2002.

     Lastly, the Board of Directors advised that Corporacion Pipasa, S.A. and Corporacion As de Oros, S.A. had made loans to Mr. Calixto Chaves, the Company's Chairman and Chief Executive Officer, and Mr. Chaves's affiliates, totaling approximately US$ 8 million, during fiscal years 2000 and 2001. These loans also may represent a possible breach of certain restrictions contained in the Credit Agreement related to transactions with affiliates. The loans were made without the knowledge or the approval of the Board of Directors of the Company. However, the loans granted to Mr. Chaves and his affiliates were disclosed in the Company's earlier financial statements and the terms of the loans were consistent with market terms.

     The Board of Directors is taking appropriate action to resolve this situation. Among other solutions, Mr. Chaves has offered to collateralize and/or repay such loans. The Board has accepted Mr. Chaves's offer and is currently in the process of finalizing the details of the offer. Mr. Chaves has also agreed to significantly reduce the principal amount of the loans as early as the second quarter of fiscal year 2002. The Company has also appointed a special committee to ensure that the foregoing situation does not recur in the future.

     The Board of Directors has also accepted the resignation submitted by the Company's Chief Financial Officer, Randall Piedra. Mr. Piedra's resignation will be effective immediately upon the filing by the Company of its Annual Report for the fiscal year ended September 30, 2001, which is expected to be filed in the second week of January 2002. Upon the filing of the Company's Annual Report, Mr. Nestor Solis will take over as the Company's Interim Chief Financial Officer.

          The Company has addressed these possible non-compliance issues with PacLife and is working on the correction of these potential breaches, and is also making systematic and planned efforts to improve its results of operation, increase sales and generate efficiencies to cut down costs and expenses. The Company believes that new measures recently taken by the Costa Rican government, such as the lowering of interest rates, will continue to serve as an effective stimulus for the Costa Rican economy and will help the Company's performance. "Indeed, the Company's fundamentals remain unchanged, and we are confident that the Company's financial results will show improvement from previous quarterly periods," said Mrs. Chaves.

     This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

     Rica Foods, Inc., through its wholly-owned subsidiaries, is the largest poultry producer in Costa Rica.

                                    ######

CONTACT PERSON FOR THE COMPANY: Randall Piedra (rpiedra@ricafoods.com) and
                                                ---------------------
also Mauricio Marenco at mmarenco@ricafoods.com.